Exhibit 99.1
FOR IMMEDIATE RELEASE
JANUARY 7, 2010

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY AGREES TO ISSUE $125 MILLION OF
CONVERTIBLE PREFERRED UNITS
DALLAS, January 7, 2010 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), announced today the agreement to issue $125 million of Series A Convertible Preferred Units to the Blackstone / GSO Capital Solutions funds. The funds are managed by GSO Capital Partners LP, an affiliate of The Blackstone Group L.P. (NYSE: BX), one of the world’s largest and most respected investment and advisory firms.
The preferred units are priced at $8.50 per unit and are convertible at any time into common units on a one-for-one basis, subject to certain adjustments and to Crosstex’s right to force conversion of the preferred units if certain conditions are met. The purchase price represents a 20 percent premium to the trailing 30 day volume weighted average price of the common units. The preferred units will pay a quarterly distribution that will be the greater of $0.2125 per unit or the amount of the quarterly distribution per unit paid to common unitholders, subject to certain adjustments. Such quarterly distribution may be paid in cash, in additional preferred units issued in kind or any combination thereof. Crosstex intends to use the proceeds from the issuance for further debt reduction. The investors in the preferred units will receive a seat on the Crosstex Energy, L.P. Board of Directors, expanding the Board from seven to eight members. The transaction is expected to close prior to the end of January.
“We are extremely pleased that Blackstone and GSO have demonstrated their confidence in our business and future by making this substantial investment, and we welcome them as a significant investor,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “This additional capital, combined with our asset sales and other cash flow initiatives, is the latest step in our plan to improve our balance sheet and accelerates our ability to refinance our existing debt and ultimately restore our distributions and dividends.”
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Crosstex Energy Agrees to Issue $125 Million of Convertible Preferred Units

“Crosstex is a premier midstream energy services provider with strategically-located assets in some of the most attractive regions in the United States,” said Dwight Scott, Senior Managing Director at GSO. “We are excited about Crosstex’s prospects as it executes the final stage of its financing plan and positions itself to grow. We look forward to the opportunity for future investments in and with the Crosstex companies as they execute their strategy to create value for unitholders and shareholders.”
Neither the Series A Convertible Preferred Units nor the Common Units into which they are convertible have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and they may not be offered or sold in the United States absent a registration statement or exemption from registration. This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, 10 processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns a two percent general partner interest, a 33 percent limited partner interest and incentive distribution rights in Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
About The Blackstone Group and GSO Capital Partners
Blackstone is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm does this through the commitment of its extraordinary people and flexible capital. GSO Capital Partners LP, with approximately $24 billion of assets under management, is one of the largest credit-oriented alternative asset managers in the world and a major participant in the leveraged finance marketplace. GSO seeks to generate superior risk-adjusted returns in its credit business by investing in a broad array of public and private instruments across multiple investment strategies. Key areas of focus include mezzanine, credit hedge funds, leveraged loans and other special situation strategies. Blackstone’s other alternative asset management businesses include the management of private equity funds, real estate funds, funds of hedge funds, and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.
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Crosstex Energy Agrees to Issue $125 Million of Convertible Preferred Units

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the expected closing of the Blackstone/GSO investment and the effect of such investment on the Partnership’s future liquidity, leverage, business and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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